EXHIBIT 10.4

LIMITED WAIVER AGREEMENT

This Limited Waiver Agreement (this “Agreement”), is entered into as of July 7, 2026, by and between Onfolio Holdings, Inc., a Delaware corporation (the “Company”), and [****] (the “Investor”), with reference to the following facts:

A. Reference is made to (i) that certain Equity Purchase Facility Agreement, dated as of April 10, 2026, between the Company and the Investor (as amended, restated and modified from time to time, the “Equity Purchase Facility Agreement”), pursuant to which the Company has the right to issue and sell to the Investor, and the Investor has agreed to purchase, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) from time to time on the terms and subject to the conditions set forth therein, and (ii) that certain Registration Rights Agreement, dated as of April 10, 2026, between the Company and the Investor (the “Registration Rights Agreement”).

B. Capitalized terms used but not defined herein shall have the meaning set forth in the Equity Purchase Facility Agreement.

C. The Company proposes to enter into a business combination and related transactions with Paramount Helium, LLC, a Wyoming limited liability company (“Paramount”), as described in that certain Binding Letter of Intent, dated as of July 7, 2026, between the Company and Paramount (as amended, restated, supplemented or otherwise modified from time to time, the “Letter of Intent”), pursuant to which, among other things: (i) the Company will acquire Paramount in exchange for the issuance of equity of the Company as set forth herein (the “Acquisition”); (ii) promptly following execution of the Letter of Intent, the Company will issue and sell Common Stock and, to the extent applicable, pre-funded warrants to purchase shares of Common Stock or convertible preferred stock to one or more new investors for aggregate gross proceeds of no less than $40,000,000 (the “New Investor Funding”, and such securities, collectively, the “New Securities”); (iii) the Company will apply the proceeds of the New Investor Funding to acquire the senior secured indebtedness of Cyber App Solutions Corp., a Nevada corporation, held by Kips Bay Select LP and Cyber One, Ltd. (the “Cyber App Indebtedness”); (iv) the Company will contribute, assign and transfer its existing businesses, assets and operations (including, without limitation, its digital asset treasury) into one or more wholly owned subsidiaries (collectively, “Legacy SubCo”); and (v) the Company will change its name to Paramount Helium Corporation and change its Nasdaq Capital Market ticker symbol to “PRMT” (the foregoing (i) through (v), together with all related and subsequent transactions contemplated by the Letter of Intent, collectively, the “Transaction”).

D. The Company desires that the Investor, solely with respect to the Transaction, waive compliance with (i) Section 6.10 Corporate Existence, (ii) Section 6.22 Right of First Refusal, and (iii) Section 6.26 Reservation, but only to the extent that the Reserve Estimate thereunder shall be reduced by 46,730,769 shares of Common Stock, under the Equity Purchase Facility Agreement (collectively, the “Waived Provisions”).

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NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Company and the Investor agree as follows:

1. Limited Waiver. The Investor hereby waives the Waived Provisions and the waiver of such Waived Provisions (such waiver, the “Limited Waiver”) shall be effective as of the date hereof (the “Effective Date”) until the date that is thirty (30) days from the Effective Date (the “Termination Date”), unless otherwise agreed upon between the Investor and the Company in writing.

2. Limitation of Waiver. The Limited Waiver set forth herein constitute a one-time waiver that shall terminate on the Termination Date and is limited to the matters expressly waived herein and should not be construed as an indication that the Investor would be willing to agree to any future modifications to, consent of, or waiver of any of the terms of any other agreement, instrument or security or any modifications to, consents of, or waiver of any default that may exist or occur thereunder.

3. Ratifications. Except as otherwise expressly provided herein, the Equity Purchase Facility Agreement and the Registration Rights Agreement are, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

4. Expenses. The Company shall, reimburse the Investor in the amount of $65,000 for fees, costs, and expenses, including attorneys’ fees and expenses, incurred by the Investor to date in connection with this Agreement and the Equity Purchase Facility Agreement no later than the earlier of: (i) September 30, 2026; and (ii) the date of the first Closing (as defined in the Equity Purchase Facility Agreement), which fees, costs, and expenses shall be withheld from the Aggregate Purchase Price (as defined in the Equity Purchase Facility Agreement) due from the Investor to the Company at such first Closing; provided, however, that should the such Aggregate Purchase Price be insufficient to satisfy such obligation then the Investor shall withhold the balance from the Aggregate Purchase Price due at subsequent Closings until such amount is paid in full and in any event no later than September 30, 2026.

5. Disclosure. On or before 9:30 a.m., New York time, on the first (1st) Trading Day after the date of this Agreement, the Company shall file a Current Report on Form 8-K disclosing the material terms of this Agreement and the Transaction and shall attach the Agreement and any material agreements related to the Transaction to such Current Report on Form 8-K.

6. No Material Non-Public Information. Nothing in this Agreement, including, without limitation, the transactions contemplated hereby, constitutes material non-public information. As of the time of execution of this Agreement, the Investor is not in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not been publicly disclosed. In addition, the Company acknowledges and agrees that, as of the time of execution of this Agreement, any and all confidentiality or similar obligations, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company

7. Miscellaneous Provisions. Article IX of the Equity Purchase Facility Agreement is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the undersigned and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

ONFOLIO HOLDINGS, INC.

By:	/s/ Dominic Wells
Name: Dominic Wells
Title: Chief Executive Officer

[Signature Page to Limited Waiver Agreement]

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IN WITNESS WHEREOF, the undersigned and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

INVESTOR: [****]
By:	[****], its manager

By:	/s/
Name: [****]
Title: Managing Member

[Signature Page to Limited Waiver Agreement]

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